DraftDay Gaming Group collaborating with Draftstars to create Draftstars daily fantasy sports contests for Australian Big Bash League Cricket
DraftDay Gaming Group (“DDGG”), a majority owned subsidiary of Function(x), Inc. (NASDAQ: FNCX), has been engaged by Draftstars, one of the leading providers of daily fantasy sports contests in Australia to develop daily fantasy sports contests for cricket in Australia.
Under its agreement with Draftstars, DraftDay Gaming Group has developed for Draftstars daily fantasy sports contests for the Australian Big Bash League (the professional Twenty20 cricket league). The games will be available on Draftstars’ daily fantasy sports platform in Australia.
The Twenty20 Cricket format is currently used in both international and domestic competition, with over 20 different countries competing in the format internationally, and 12 domestic leagues across the globe. This development will provide DDGG the opportunity to expand into the world of Cricket outside of Australia, leveraging its international partners’ user base to introduce Cricket’s large fan base to the exciting realm of daily fantasy sports.
“We are very excited about our entry into the Cricket market, as this sport has tremendous reach on a global scale.” said Robert FX Sillerman, Executive Chairman and CEO of Function (x), “With both the Indian Premier League and Australia’s Big Bash League represented in the Top 10 leagues as measured by average attendance, we believe that this is an excellent opportunity to introduce fantasy sports to the largely untapped market of Cricket fans.”
About DraftDay
DraftDay Fantasy Sports, Inc. offers a high quality daily fantasy sports experience directly to consumers and to businesses desiring turnkey solutions to new revenue streams. DraftDay, with their unique and proprietary technology, is well-positioned to become a significant player in the explosive fantasy sports market.
About Function(x)
In addition to being majority owner of DDGG, Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.
About Draftstars
Founded in 2016 and based in Melbourne, Draftstars is a joint venture between CrownBet, Fox Sports and Seven West Media, and is the Official Daily Fantasy Sports Partner of the AFL.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Contact:
For Function(x):
Investors:
Michael Seeley, 212-231-0092
Director, Financial Planning & Analysis
mseeley@functionxinc .com